Exhibit 99.1

Proofpoint Prices $200 Million of 0.75% Convertible Senior Notes due 2020

SUNNYVALE, Calif. — June 11, 2015 — Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced that it has priced $200 million aggregate principal amount of 0.75% Convertible Senior Notes due 2020 (the “notes”). The size of the offering of the notes was increased from the previously announced aggregate principal amount of $150 million. The notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Proofpoint also granted the initial purchasers of the notes an option to purchase up to an additional $30 million aggregate principal amount of notes. The sale is expected to close on June 17, 2015, subject to customary closing conditions.

The notes will be unsecured, unsubordinated obligations of Proofpoint, and interest will be payable semi-annually.

The notes will mature on June 15, 2020, unless repurchased, redeemed or converted in accordance with their terms prior to such date. Prior to December 15, 2019, the notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of Proofpoint common stock, cash or a combination of cash and shares of Proofpoint common stock, at the election of Proofpoint.

Holders of the notes will have the right to require Proofpoint to repurchase all or a portion of their notes at 100 percent of the principal amount, plus accrued and unpaid special interest, if any, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes). Proofpoint will also be required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes or redemptions occurring prior to the maturity date.

The notes will also be redeemable by Proofpoint on or after June 20, 2018 at 100% of the principal amount, plus any accrued and unpaid interest, if the last reported sale price of Proofpoint’s common stock is at least 130% of the applicable conversion price for at least 20 trading days during any 30 consecutive trading-day period.

The notes will have an initial conversion rate of 12.3108 shares of common stock per $1,000 principal amount of notes (which is subject to adjustment in certain circumstances). This represents an initial conversion price of approximately $81.23 per share. The initial conversion price represents a premium of approximately 35% to the $60.17 per share closing price of Proofpoint’s common stock on the NASDAQ Global Market on June 11, 2015.

Proofpoint estimates that the net proceeds from the offering will be approximately $194.2 million (or approximately $223.4 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discount and estimated offering expenses payable by Proofpoint. Proofpoint expects to use the net proceeds from the offering of the notes for general corporate purposes, including potential acquisitions and strategic transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including any shares of Proofpoint common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and the shares of common stock, if any, issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Use of forward looking statements:

This press release contains “forward-looking statements” including, among other things, statements relating to the expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Proofpoint will consummate the offering, prevailing market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, the impact of general economic, and industry or political conditions in the United States or internationally.

We undertake no obligation, and do not intend, to update these forward-looking statements after the date of this release.

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Media Contact:

Patricia Hogan

Proofpoint, Inc.

408-763-3863

phogan@proofpoint.com

Investor Contact:

Seth Potter

ICR for Proofpoint, Inc.

646-277-1230

seth.potter@icrinc.com